DELAWARE GROUP GOVERNMENT FUND

Registration No. 811-04304
FORM N-SAR
Annual Period Ended July 31, 2014

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77D: Policies with respect to security investments

On February 18-20, 2014, the Board of Trustees of Delaware Group Government Fund (the ?Registrant?) voted to approve changes related to the Delaware Emerging Markets Debt Fund (the ?Fund?) investment policy. The changes to the Fund?s investment strategies are incorporated herein by reference to the supplement dated March 3, 2014 to the Registrant?s prospectus for the Fund dated November 29, 2013, as filed with the Securities and Exchange Commission (SEC Accession No. 0001582816-14-000075).

SUB-ITEM 77I: Terms of new or amended securities

On August, 19-21, 2014, the Board of Trustees (the ?Board?) of Delaware Group Government Fund (the ?Registrant?) voted to approve the early conversion of the Delaware Core Plus Bond and Delaware Inflation Protected Bond Funds? Class B shares to Class A shares. In connection with this approval, the Board amended the terms of the Registrant?s Agreement and Declaration of Trust via Board resolution to permit the early conversion of Class B shares to Class A shares. The rights of Class A shares did not change.

Details related to the early conversion are incorporated herein by reference to the supplement dated August 22, 2014 to the Registrant?s registration statement dated November 29, 2013, as filed with the Securities and Exchange Commission (SEC Accession No. 0001137439-14-000321).
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